           As filed with the Securities and Exchange Commission on August 4, 2003

                                                                   Registration No. 333-
========================================================================================

                            SECURITIES AND EXCHANGE COMMISSION
                                   Washington, DC 20549
                                   ____________________

                                        FORM SB-2
                                  REGISTRATION STATEMENT
                                        UNDER THE
                                  SECURITIES ACT OF 1933
                                   ____________________


                                 SUNCOAST NATURALS, INC.
                                 -----------------------
                   (Exact Name of Small Business Issuer in Its Charter)

            Delaware                           5122                     02-0656132
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)   Identification Number)

                                    5422 Carrier Drive
                                    Orlando, FL 32819
                                      (407) 226-8889
                ----------------------------------------------------------
              (Address and Telephone Number of Principal Executive Offices)

                                 William J. Reilly, Pres.
                                 Suncoast Naturals, Inc.
                                     5422 Carrier Dr.
                                    Orlando, FL 32819
                                      (407) 226-8889
                ----------------------------------------------------------
                (Name, Address and Telephone Number of Agent for Service)

                                         Copy to:
                                    Robert Jaffe, Esq.
                                    5 Mountain Avenue
                                     Springfield, NJ
                                      (973) 467-2246
        (Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                   ____________________

[ ]      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the
     Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                   ____________________

[ ]        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                   ____________________

[ ]        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                   ____________________

[ ]       If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434, please check the following box.

[ ]       The Registrant amends this Registration Statement on the date or dates as may be necessary  to delay its  effective  date  until the  Registrant  shall file a further amendment which specifically states that this Registration Statement shall thereafter become  effective in accordance  with Section 8(a) of the  Securities Act of 1933, as amended,  or until the  Registration  Statement shall become  effective on a date the
     Commission, acting pursuant to said Section 8(a), may determine.

========================================================================================



                                               CALCULATION OF REGISTRATION FEE

---------------------------------------- -------------------- ------------------- ----------------------- ------------------
                                              Number of        Proposed Maximum      Proposed Maximum
   Title of Each Class of Securities        Shares to be        Offering Price      Aggregate Offering        Amount of
           to Be Registered                  Registered           Per Share               Price           Registration Fee
---------------------------------------- -------------------- ------------------- ----------------------- ------------------
Common Stock, $.001 par value                 1,850,000             $1.00               $1,850,000              $149.85
---------------------------------------- -------------------- ------------------- ----------------------- ------------------

(1)  Estimated  solely for purposes of calculating the  registration  fee pursuant to Rule 457(c) under the Securities Act of
     1933, as amended,  based on the exercise price of the Registrant's Class "B" Common Stock Purchase Warrants at $1.00 per
     share.



       SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED AUGUST 4, 2003

                                   Prospectus

                        1,850,000 Shares of Common Stock

                             SUNCOAST NATURALS, INC.

         The selling shareholders listed on page 16 of this prospectus are offering up to 1,850,000 shares of our common stock under this prospectus. The number of shares that the selling shareholders may sell are comprised solely of shares of common stock, some of which they will receive if they exercise warrants for the purchase of shares of common stock OR the conversion of Convertible Notes. Through this prospectus, we are only registering the re-sale of the shares of common stock, including those to be issued upon the exercise of warrants.

         The selling shareholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. The shares of common stock registered in this offering that are issuable upon the exercise of warrants are exercisable at prices from $.66 to $1.00 per Share and do not contain cashless exercise provisions. If these warrants are fully exercised, we will receive approximately $573,500 from the exercise of the warrants.

         Our common stock is not publicly traded. An application has been filed with the National Association of Securities Dealers (NASD) for the public trading of our Common Stock on the OCT Bulletin Board under the trading symbol "SNAT".

          Investing in our common stock involves a high degree of risk.
                     See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is August 4, 2003

                                TABLE OF CONTENTS

TABLE OF CONTENTS                                                             ii
PROSPECTUS SUMMARY                                                             1
RISK FACTORS                                                                   2
FORWARD-LOOKING STATEMENTS                                                     4
USE OF PROCEEDS                                                                4
DIVIDEND POLICY                                                                4
MARKET PRICE OF OUR COMMON STOCK                                               4
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                                      5
BUSINESS                                                                      14
MANAGEMENT                                                                    18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                21
PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS                               21
DESCRIPTION OF CAPITAL STOCK                                                  24
PLAN OF DISTRIBUTION                                                          27
LEGAL MATTERS                                                                 28
EXPERTS                                                                       28
WHERE YOU CAN FIND MORE INFORMATION                                           28
INDEX TO FINANCIAL INFORMATION                                               F-1







         Unless otherwise indicated, all references in the prospectus to "Suncoast" "we," "us," and "our" refer to Suncost Natural Products, Inc., a Delaware corporation and our subsidiaries Caribbean Pacific Natural Products, Inc. and CP Suncoast Manufacturing, Inc.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus and is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 2, the information incorporated by reference herein and the consolidated financial statements beginning on F-1, before making an investment in our common stock.

                                   The Company

         We are a sun-care and skin-care Company specializing in the development, manufacture and sale of all-natural sun-, skin-, and body-care products to the resort, boutique, spa, and natural health markets. Our Company was organized in November, 2002 and on December 31, 2002 acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc. from The Quigley Corporation through a share-exchange agreement. Our CP Suncoast
Manufacturing, Inc. subsidiary was organized in May, 2003 as a wholly-owned subsidiary which will manufacture our products as well as provide contract manufacturing for non-competing products formulated or distributed by other non-affiliated companies. We are presently constructing our manufacturing facility in a leased light-industrial facility adjacent to our corporate headquarters.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 5422 Carrier Drive, Suite 309, Orlando, FL 32819, and our telephone number at that address is (407) 226-8889. Our principal corporate website is www.cpskincare.com.


                                  The Offering
----------------------------------------------------- -------------------------

Common stock offered by the Selling Stockholders      1,850,000 (1)
----------------------------------------------------- -------------------------

Common Stock outstanding                              3,850,000(2)
----------------------------------------------------- -------------------------

Use of proceeds                                       We will not receive any
                                                      proceeds from the sale of
                                                      the shares of common stock
                                                      by the selling
                                                      shareholders.
----------------------------------------------------- -------------------------

Proposed OTC Bulletin Board symbol                    "SNAP"
----------------------------------------------------- -------------------------
(1) Includes 750,000 shares of common stock issued to The Quigley Corporation through a share-exchange agreement, of which 500,000 shares will be distributed to shareholders of record of The Quigley Corporation as of March 6, 2003.

(2) Does not include (i)450,000 shares of common stock reserved for issuance upon exercise of Convertible Notes (ii) 650,000 shares of common stock issuable upon exercise of outstanding warrants, and (iii) 1,000,000 shares of common stock reserved for issuance pursuant to the 2002 Incentive Stock Option Plan (pursuant to which no options have been granted as of this date). Except as otherwise indicated, all references in this prospectus to the number of shares of common stock outstanding do not include the foregoing shares.

                                  RISK FACTORS

         An investment in our common stock is highly speculative, involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information included in this Registration Statement.

We have a limited operating history. We have a history of losses and do not know when, if ever, we will achieve profitability.

         We have a limited operating history and shall continue to incur losses for the foreseeable future. Through March 31, 2003, we have had cumulative net losses of $2,296,262 and negative cash flow from operations and have only experienced sales of our key products for a limited period of time. Moreover, due to our recent entrance into the sun-care and skin-care industry, we expect to incur significant marketing and product development costs as we try to establish our brand in the industry. As a result, we will need to generate significant revenues in the coming quarters in order to achieve and maintain profitability.

         Unless our revenues increase, we will need to obtain additional capital to continue our business. We cannot be sure that we will be able to obtain this needed capital from third parties on reasonable terms or at all.

         At March 31, 2003, we had $38,133 in cash. Due to our recent entrance into the sun-care and skin-care industry and the inherent fixed costs mandated by this business, we presently require substantial working capital to fund our business and will need more in the future. Since we have thus far experienced a negative cash flow from operations and expect to continue to do so for the foreseeable future, we may need to raise additional funds through the issuance of equity, equity-related securities or debt. We cannot be certain that such additional financing will be available to us on reasonable terms or at all. If we are unable to raise this additional capital, our ability to maintain operations will be seriously jeopardized.

Our industry is highly competitive and comprised of companies with stronger brand recognition and economic resources.

         Our sun-care and skin-care business competes directly with entrenched, well-funded and highly regarded multi-national competitors such as Johnson & Johnson, Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo! These competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

         We believe  that our  ability to compete  successfully  depends on many factors, including the quality of our products; the market acceptance of our products, websites and online services and the success of our sales and marketing efforts. More specifically, we have formulated our products using all-natural ingredients without chemical additives or preservatives, and they are derived from organic and renewable resources. Our products are hypo-allergenic, non-toxic and suitable for most people with chemical sensitivities. We believe that we presently marketing the only full-line of sun-care, skin-care, and body-care products containing only natural and non-chemical ingredients; however, we are faced with the challenge of gaining market recognition for our products and services. However, we cannot be certain that we will have sufficient resources to establish our brands or achieve the level commercial acceptance necessary for our offerings to effectively compete in this industry. The failure to create this recognized brand identity could have a material adverse effect on us.

If we cannot effectively manage our growth, the ability to provide products will suffer.

         Our reputation and ability to attract, retain and serve customers depends upon the reliable performance of our products and manufacturing processes. We anticipate that we will expand our operations significantly in the near future, and further expansion will be required to address the anticipated growth in our customer base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing systems and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our financial, administrative and operations staffing. We may not be able to effectively manage this growth. Planned personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to manage growth effectively or experience disruptions during expansion, our business will suffer and our financial condition and results of operations will be seriously affected.

There is a presently no public market for our common stock and our stock price could be extremely volatile.

         There is presently no public market for our common stock. We have applied for listing on the OTC Bulletin Board, and in the future a limited trading market for our common stock may develop. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. Consequently, our stock price, if and when publicly-traded, is likely to be volatile and is likely to continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to penny stock rules which could decrease our stock's market liquidity.

         The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

The exercise or conversion of outstanding warrants, Convertible Notes, and options common stock will dilute the percentage ownership of our other stockholders and could adversely affect the market price of our common stock.

         As of July 31, 2003, there were outstanding notes, warrants and other convertible securities to purchase an aggregate of 1,100,000 shares of our common stock. In addition, up to 1,000,000 options may be granted in the future under our 2002 Incentive Stock Option Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward looking statements by words such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate,"
"intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of the common stock by the selling shareholders pursuant to this prospectus. If the holders of the warrants exercise the warrants, the holders are required to pay the exercise price to us in cash. If all of the warrants are exercised, we estimate that the total proceeds we will receive from the exercise of these warrants will be $573,500. We will use any proceeds from the exercise of the warrants for working capital and general corporate purposes.

                                 DIVIDEND POLICY

         We do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the growth and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.


                        MARKET PRICE OF OUR COMMON STOCK

         Our common stock has never been publicly-traded. An application has been filed with the National Association of Securities Dealers (NASD) for a public quotation of our common stock on the Over The Counter Bulletin Board market under the symbol "SNAP."

         As of July 31, 2003, there were 3,850,000 shares of common stock held of record by approximately 4,600 holders of record and beneficial owners, including the shareholders of record and beneficial owners of The Quigley Corporation as of March 6, 2003 who will receive a dividend of 500,000 Shares of common stock upon the effective date of this Registration.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the operating results for any future period.

FORWARD-LOOKING INFORMATION

         The statements contained herein and elsewhere on this Form SB-2 that are not statements of historical fact constitute "forward-looking statements." Said forward-looking statements involve risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements, expressly predicted or implied by such forward-looking statements. These forward-looking statements are identified by their use of forms of such terms and phrases as "expects," "intends," "goals," "estimates," "projects," "plans," "anticipates," "should," "future," "believes," and "scheduled."

         The important factors which may cause actual results to differ from the forward-looking statements contained herein include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain key management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and costs of raw materials and supplies; and changes in, or failure to comply with, government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and expectations of the Company will be achieved.

Results Of Operations

         The Company was established in November, 2002. On December 31, 2002, the Company acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc., which at present is its only operating subsidiary. The results of operations for calendar years 2001 and 2002, and for the three-months ended March 31, 2003, reflect the business operations of this subsidiary. Per-share data is based upon the 3,850,000 shares of common stock of the Company outstanding on March 31, 2003.

Twelve Months Ended December 31, 2002 Compared to Twelve Months Ended December 31, 2001

         The Company reported $2,040,313 of revenue in 2002 and $2,176,740 in 2001, a decrease in sales for 2002 of $136,427 or 6.2%. This decrease is primarily attributable to a reduction in certain marketing programs and a re-alignment of commission agreements the Company felt were counterproductive.

         Cost of sales for 2002 were $751,150 which consisted of product royalties of $57,945 and other product costs including manufacturing and handling charges of $693,205 as compared to cost of sales of $685,864 in 2001 which consisted of product royalties of $65,930 and other product costs including manufacturing and handling charges of $619,934. This represents total cost of sales of 36.8%, as a percentage of revenue in 2002, consisting of 2.8% for royalties and 34.0% for other product costs compared with a total of 31.5% in 2001, including 3.0% for royalties and 28.5% for other product costs in 2001. This deterioration of margins is attributable to the discontinuance of certain products and product arrangements the company believes in the long run will increase profitability.

         Selling and marketing expenses were $1,183,303 for 2002 as compared to $1,466,379 in 2001, a decrease of $283,076, or a 19.3% improvement over the prior years expense as a percentage of the same expenses. This consisted of sales salaries and fringes of $112,489 and other selling and marketing costs of $1,070,814, most of which were concession fees and commissions, incurred in 2002 as compared to selling and marketing expenses in 2001 which consisted of sales salaries and fringes of $420,326 and other selling and marketing costs of $1,046,053. This represents total selling and marketing expenses of 58.0%, as a percentage of revenue in 2002, consisting of 5.5% for sales salaries and fringes and 52.5% for other selling and marketing costs compared with a total of 67.4% in 2001, including 19.3% for sales salaries and fringes and 48.1% for other selling and marketing costs in 2001. The decrease in these expenses as a ratio of total revenue in 2002 is directly attributable to the reduction in the salaried sales force.

         Administrative expenses were $992,182 for 2002 as compared to $923,698 in 2001, an increase of $68,484, or a 7.4% increase over the prior years as a percentage of the same expenses. This consisted of administrative salaries and fringes of $251,552 and other administrative expenses of $740,630 for 2002, which include general corporate overhead, as compared to administrative expenses in 2001 which consisted of administrative salaries and fringes of $252,568 and other administrative expenses of $671,130. This represents total administrative expenses of 48.6%, as a percentage of revenue in 2002, consisting of 12.3% for administrative salaries and fringes and 36.3% for other administrative expenses compared with a total of 42.4% in 2001, including 11.6% for administrative salaries and fringes and 30.8% for other administrative expenses in 2001. The increase in corporate overhead is attributable to the increased costs of the administration of the company in the fourth quarter, including non-cash charges for Director and professional services of $50,000 in 2002.

         Interest costs were $63,582 in 2002 compared to $45,575 in 2001 as the balance due on liabilities to the former parent were higher in 2002. Start up costs of $31,000 were incurred in 2002 in connection with the formation of the new parent company, "Suncoast".

         During the year ended 2002, the Company recorded settlement income of $105,000, net of expenses, for payments received in connection with a settlement with Virgin Atlantic Company. Virgin Atlantic had challenged a trademark granted to the Company in the United States and the Company agreed to retire the trademark in question as a condition of the settlement. This is a non recurring income item applicable only to 2002.

         The Company reported a net loss of $875,904 for the year ended December 31, 2002 as compared to a loss of $944,776 for the comparable period ended December 31, 2001. This loss represents a loss per common share of $.23 for 2002 as compared to a loss of $.25 for 2001.

Three Months Ended March 31, 2003 vs. March 31, 2002

         The Company reported $420,930 of revenue for the three months ended March 31, 2003 and $524,874 for the comparable period in 2002, a decrease in sales for the current quarter in 2003 of $103,944, or 19.8% when compared to 2002. This decrease is primarily attributable to a reduction in certain marketing programs and a re-alignment of commission agreements the Company felt were counterproductive.

         Cost of sales for the three months ended March 31, 2003 were $129,828 which consisted of product royalties of $8,226 and other product costs including manufacturing and handling charges of $121,602 as compared to cost of sales of $142,245 in 2002 which consisted of product royalties of $17,645 and other product costs including manufacturing and handling charges of $124,600. This represents total cost of sales of 28.9%, as a percentage of revenue in 2003, consisting of 2.0% for royalties and 26.9% for other product costs compared with a total of 27.1% in the same period in 2002, including 3.4% for royalties and 23.7% for other product costs for the same period in 2002. This deterioration of margins is also attributable to the discontinuance of certain products and product arrangements the company believes in the long run will increase profitability, offset by a reduction in the royalty ratio in 2003 which is a positive effect of changing the mix of product sales.

         Selling and marketing expenses were $278,291 for the three months ended March 31,2003 as compared to $243,191 in 2002, an increase of $35,110, or a 14.4% increase over the prior year as a percentage of the same expenses. This consisted of sales salaries and fringes of $7,004 and other selling and marketing costs of $271,287, most of which were concession fees and commissions and the updating of marketing materials, incurred in this period in 2003 as compared to selling and marketing expenses in 2002 which consisted of sales salaries and fringes of $34,846 and other selling and marketing costs of $208,335. This represents total selling and marketing expenses of 66.1%, as a percentage of revenue in the quarter ended March 31, 2003, consisting of 1.7% for sales salaries and fringes and 64.4% for other selling and marketing costs compared with a total of 46.3% in 2002, including 6.6% for sales salaries and fringes and 39.7% for other selling and marketing costs in same period in 2002. The increase in these expenses for the current quarter on a dollar and ratio basis is primarily due to changes in the Company's marketing plan.

         Administrative  expenses  were  $184,238  for the  quarter  ended March
31.2003 as  compared to  $208,175  in 2002,  a decrease of $23,937,  or an 11.5%
decrease over the prior year as a percentage of the same expenses. This consisted of administrative salaries and fringes of $103,695 and other administrative expenses of $80,543, which include general corporate overhead, in 2003 as compared to administrative expenses in the same quarter in 2002 which consisted of administrative salaries and fringes of $77,930 and other administrative expenses of $130,245. This represents total administrative expenses of 43.7%, as a percentage of revenue in 2003, consisting of 24.6% for administrative salaries and fringes and 19.1% for other administrative expenses compared with a total of 39.6% in the same period in 2002, including 14.8% for administrative salaries and fringes and 24.8% for other administrative expenses in the same period in 2002. The decrease in general corporate overhead is attributable to reduce outsourcing to professionals, offset by the increased administrative salary and fringe costs in general corporate overhead for the current quarter, resulting in a net dollar decrease in the current period. Reduced sales in the current quarter vs. the prior year were the primary reason the ratio of these expenses rose.

         Interest costs were $7,817 for the current period in 2003 compared to $12,298 in 2002, as liabilities to the former parent were higher in 2002 than the present value of the redeemable preferred stock as of March 31, 2003. Start up costs of $26,000 were incurred in 2003 in connection with the transaction to acquire "CPNP".

         The Company reported a net loss of $205,244 for the current three months ended March 31, 2003 as compared to a net loss of $101,025 during the three months ended March 31, 2002. Historically this represents a loss per share of $.05 during the current three months ended March 31, 2003 as compared to a loss per share of $.03 for the three months ended March 31, 2002.

Critical Accounting Policies


RECAPITALIZATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, INC.

         Material sales and expenses included in these consolidated financial statements result from the inclusion of financial information of the Company's 60% owned subsidiary Caribbean Natural Products, Inc. ("CPNP"), which is a leading developer and marketer of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of the Company approved a plan to acquire CPNP. On January 22, 2003, the Company acquired a 60% equity interest in CPNP. In exchange for its 60% equity interest in CPNP, the Company issued to the Quigley Corporation : (i) 750,000 shares of the Company's common stock, which Suncoast has agreed, at its cost, to register for public resale through an appropriate registration statement; and (ii) 100,000 shares of Suncoast's Series A Redeemable Preferred Stock, which bears certain redemption futures discussed in Note 9 Redeemable Preferred Stock.

         Pursuant to SFAS No. 141, which applies to business combinations after June 30, 2001, which requires the use of the purchase method of accounting for all business combinations, carrying forward the guidance from APB 16 with respect to; (a) the principles of historical cost accounting, (b) determining the cost of the acquired entity and (c) allocation of cost to assets and liabilities assumed; "CPNP" is considered the acquiring entity. As such the historical balances of "CPNP" assets and liabilities representing the carrying value and the corresponding allocation of the purchase price, and therefore, the transaction is equivalent to a reverse acquisition, which in this case, no partial step up in asset values discussed in EITF 90-3 apply, and thereby no goodwill or intangible assets have been recorded. The equity issued by the Company was valued at the (a) present value of the redeemable preferred shares issued to "Quigley" and (b) common stock and additional paid in capital was recorded at the value of the remaining liability to "Quigley" canceled by the exchange agreement.

ACCOUNTING FOR BUSINESS COMBINATION OF CPNP, APPLICATION OF SAB 103

         During the years ended December 31, 2000, 2001 and 2002, the results of operations, cash flows and assets and liabilities of CPNP were included in the consolidated financial statements of the Quigley Corporation, the effect of which were reported as discontinued operations in 2002. The financial statements of "Quigley" were audited by another auditor, and the results of this subsidiary were not reported separately. Recently the staff of Corporate Finance Division of the Securities and Exchange Commission, "SEC", provided guidance in the codification of its staff accounting bulletins ("SABS") and in discussion of accounting for former subsidiaries, such as the case with CPNP, indicated that reasonable estimates for expenses of the use of a parent company's capital (ie. interest) and other corporate charges connected with operating as a stand alone entity (including legal fees, audit fees and administrative expenses) should be estimated when the division or subsidiary is presented individually. The financial statements include such estimates and additional expenses were recorded, and a like amount was credited to additional paid in capital for the periods presented as follows:

                               Years Ended           Three Months Ended
                               December 31,              March 31,
Additional Offenses           2001        2002        2002        2003
-------------------          ------      ------      ------      ------
                                                        (Unaudited)
Interest and
 administrative costs       $30,015      $55,782     $15,617     $30,000


LOSS PER SHARE

         The Company has adopted SFAS No.128, "Earnings per Share." Earnings per common share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The earnings per common share computation, assuming dilution, gives effect to all dilutive potential common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company. Common equivalent shares have been excluded from the computation of diluted earnings per share since their effect is antidilutive. Loss per share are also calculated giving retroactive recognition for the number of equivalent shares issued to Quigley in connection with the acquisition of "CPNP," and the 3,100,000 shares issued for formation services and cancellation of advances in 2002 as being outstanding at the beginning of all periods presented.

REDEEMABLE PREFERRED STOCK

         On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc.

         The holders of the Series A Stock shall be entitled to receive, in preference to the holders of the Corporation's Common Stock, when, as and if declared by the Corporation's Board of Directors, annual dividends at the rate of $.10 per share and no more. Dividends on the Series A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest. The holders of Series A Stock shall have no voting rights. No other Series or Class of Preferred Stock which may subsequently be designated or authorized by the Board of Directors shall be granted or otherwise be entitled to any voting rights.

     The Corporation shall have the right to redeem the shares of Series A Stock at any time following the date of issuance. The Redemption Price for each share shall be $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance, and may be payable in cash or accrued until redemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all such shares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date. These preferred shares were valued at $937,596, which represented the net present value of the redemption obligation, which absent early redemption by the Company, has a fixed redemption date of January 22, 2007.

         During the three month period ended March 31, 2003, the Company imputed $7,817 of interest expense on this obligation.

RECENT ACCOUNTING PRONOUNCEMENTS

         In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with the provisions of SFAS No. 146. Management does not believe there will be a significant impact on our consolidated financial position or results of operations.

         In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, "Accounting for Stock-Based Compensation." Additionally, SFAS 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002, with early application permitted in certain circumstances. The Company has adopted the disclosure provisions in these consolidated financial statements as disclosed above under Stock Based Compensation.

         In November 2002, the FASB Issued FASB interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other." FIN No. 45 requires guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing or modified after December 31, 2002. Management does not expect adoption of this Interpretation to have a material impact on the Company's financial condition or results of operations.

Current Plan Of Operations

     Our business strategy for the next year is to expand our existing Caribbean Pacific line with several new products, including an all-natural, non-chemical shampoo, conditioner, and body wash; supplement our resort-based Caribbean Pacific product sales with a new Internet marketing and sales campaign backed by a national publicity campaign using newspaper and radio editorial features; establish a new, all-natural product line for the fast- growing health food and health products markets; and establish our own in- house manufacturing capabilities to improve profit margins.

     We anticipate that in the coming year it will be possible to continue to reduce many of our present general and administrative expenses as we shift the primary focus of our product distribution channels from highly labor- intensive resort pool and beach kiosk locations to lower cost distribution channels utilizing commission-based manufacturer's representatives and independent distributors within the health food and health product markets. We will also be increasing our marketing capabilities in specialty retail markets including golf and tennis pro shops and day spas.

Seasonality

         Our present distribution channel is heavily focused on sales through major resort pool and beach kiosks in over twenty-five locations in Hawaii, Mexico and Florida. As such, our sales are dependent upon the same seasonal fluctuations caused by weather, changes in travel patterns, and holiday periods that are faced by the hotels and resorts where we are located. Management is currently developing additional product lines which will be distributed through national wholesale distributors and which will therefore reduce the seasonality of our operations.

Liquidity and Capital Resources

         The accountants' report for the Company's financial statements included herein is qualified with respect to the Company's ability to continue as a going concern. As shown in the accompanying financial statements, the Company incurred a net loss of $875,904 during the year ended December 31, 2002. Additionally, the company had a stockholders' deficit of $ 512,897 at December 31, 2002 and its working capital at that time is not sufficient to support the Company's losses from operations at existing levels for the next year. The Company plans to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or otherwise attain financing, which if available, it cannot be certain such financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability.

         The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2003 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability. Management's plans in this regard include, but are not limited to, the following:

1. Raise additional working capital by either borrowing or through the issuance of equity, or both;

2.       Negotiate  terms with existing trade  creditors and strategic  vendors;
         negotiate an alliance with strategic co-venturers for stronger distribution channels in the skin care, natural health and body care markets and commence limited manufacturing of its own products to reduce product costs.

3. Re-align revenue producing activities and corresponding commission arrangements on such a scale that will proportionately reduce selling expenses and reduce other costs wherever possible to improve operating margins and relieve the overhead burden until ultimately profitability may be attained.

         At March 31, 2003 the Company has working capital of $203,822. Based upon the current business operations and financial commitments, management believes that the Company's financial condition is adequate for the foreseeable future. There can be no future assurance, that the Company's future business operations will generate sufficient cash flow from operations or that future working capital borrowings will be available in sufficient amounts and required time frames to accomplish all of the Company's potential future operating requirements.

         In May, 2003, the Company received $250,000 in financing through the issuance of short-term convertible notes, which are convertible into shares of Common Stock of the Company on or before September 30, 2003. The Company is utilizing the proceeds of these loans, together with cash flow from existing operations, to manufacture additional inventory for sale at our resort kiosks and to start-up a new line of skin care products for wholesale distribution.

         The Company expects that it will experience revenue growth during the latter part of 2003 from the roll-out of its new product line, as well as growth in its existing distribution channels. The Company believes it can continue to be able to finance its capital requirements in the future through cash generated from operations, borrowings from possible new credit facilities or issuances of equity, or otherwise a balanced combination of each, based upon market conditions.

         Management believes that actions presently being taken will generate sufficient revenues to provide cash flows from operations and that sufficient capital will be available, when required, to permit the Company to realize its plans. However, there can be no assurance that this will occur.

                                    BUSINESS
Overview
--------

      Suncoast Naturals, Inc. (the "Company") is a Delaware corporation which has been organized for the purpose of establishing an FDA-approved contract manufacturing and lab facility which formulates and manufactures an all-natural line of sun-care and skin-care products for the spa, resort and specialty boutique markets. The Company has acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc. ("CPNP"), an Orlando, FL-based manufacturer and distributor of all-natural sun and skin-care products using eco-safe ingredients derived from organic and renewable resources. In addition to becoming the sole-source manufacturer for the entire CPNP product line, the Company will also develop and manufacture private-label skin and sun care products for the resort and day spa markets.

     The Company has an authorized capitalization of 25 million shares of Common Stock ($.001 par value) and 1,000,000 shares of unclassified Preferred Stock ($.01 par value), of which 3,850,000 shares of Common Stock, and 100,000 Shares of Class "A" Redeemable Preferred Stock are issued and outstanding. The Company has issued $150,000 of Convertible Notes which may, at the option of their holders, be converted into a maximum of 225,000 Shares of Common Stock of the Company.

     The Company's executive offices are located at 5422 Carrier Drive, Suite 309, Orlando, FL 32819. The Company's new laboratory facilities and manufacturing and filling facility are presently being constructed in adjacent warehouse/light industrial space. The telephone number is (407) 226-8889, and the Company's website is www.cpskincare.com.


Business Operations Of The Company
----------------------------------

       The  Company  has been  newly-organized  to  build  and  operate  an OTC,
FDA-approved manufacturing facility specializing in the development and manufacturing of a complete line of private-label Spa Products for the resort and Day Spa markets, as well as an extensive array of natural Bath & Body and Suncare Products. In addition to manufacturing its own line of products, the Company has acquired a controlling 60% interest in Caribbean Pacific Natural Products, Inc. (CPNP), and will be the sole-source supplier of existing and future CPNP products which are branded under the "Caribbean Pacific" trademark. At present, CPNP is the sole operating subsidiary of the Company.

     To be unique among other suppliers of specialty Spa and Skincare Products, the Company has established a wholly-owned manufacturing subsidiary, CP Suncoast Manufacturing, Inc., and is presently constructing a state-of-the-art cosmetics laboratory and testing facility and a modular mixing/filling facility which will specialize in small to medium size manufacturing runs ideally suited for private label fulfillment. In addition, the Company's in-house cosmetic chemistry and microbiological department will provide a distinctive competitive advantage by providing customers with their own line of custom-designed, cutting edge products.

Business Operations of Caribbean Pacific Natural Products
---------------------------------------------------------

       Caribbean Pacific Natural Products, Inc. (CPNP) is an Orlando, FL-based company which holds an exclusive license to produce, market and distribute an exclusive line of all-natural sun and skin care products developed over an eight-year period by Caribbean Pacific International, Inc. The CPNP product line is differentiated from its competition by the elimination of the petrochemical, synthetic and chemical additives which are prevalent in all standard sun and skin care products.

     The  Caribbean  Pacific  products are  manufactured  and marketed  under an
exclusive,   world-wide   Product  License   Agreement  from  Caribbean  Pacific

International, Inc. (CPI), the original developer of the products and owner of the trademarks. The twenty-five year licenses agreement expires in 2025, and provides for a payment to CPI of a 5% royalty on net sales receipts from sales of Caribbean Pacific-branded products. The royalty is not applicable to products developed or sold by us which do not utilize the Caribbean Pacific brandname or trademarks.

       The CPNP product line is non-toxic, hypoallergenic, reef-friendly and safe and effective for all age consumers. This product line has become the exclusive choice of some of the world's most famous resort destinations including Anheuser-Busch's Discovery Cove in Orlando, FL and Mexico's most famous archeological water park resorts Xel-Ha and Xcaret. The CPNP Custom Label program is rapidly expanding throughout major hotel and resort chains, including Hyatt, Marriott, Westin, Allegro, and Wyndham, as well as specialty companies such as "Pusser's" rum. CPNP has revolutionized the custom-label distribution concept by "Aco-branding" with these premier accounts in such a manner that CPNP's name, logos and product features are an integral part of the packaging.

        CPNP has identified and has begun market penetration of a market niche of high-end and luxury consumers, and promotes directly to this market through its distribution channels at premier resorts in Florida, California, Arizona, Mexico, the Caribbean and Hawaii. CPNP utilizes a number of sales and promotional venues within these resorts including pool and beach concessions, in-room sales, gift and pro shops and group/convention packages. It is presently expanding the marketing program of its specialty golf and tennis "dry-grip" products by utilizing independent manufacturer's representatives to place these products in golf and tennis pro shops throughout the United States.

Marketing Strategy
------------------
         Recognizing the growth of the luxury Spa and Day Spa market in the United States, and the higher margins from their luxury product lines, the Company intends to aggressively market its unique formulation and manufacturing capabilities to those markets, with a particular emphasis on private-label formulations for small to medium size Day Spas which are largely ignored by existing manufacturers. As part of this strategy, management will establish direct contact with Spa Directors and will utilize top Estheticians and former Spa management in the field to remain an integral part of the customer's growth as well as to obtain new customers.

     Business relationships in the Spa market are primarily based on credibility and referrals, and despite its burgeoning growth it still remains a relatively insulated industry. As a result of its individualized marketing approach, the Company intends to establish itself as a leader in unique and specialized product development. The wide variety of products offered by the Company, as well as the vertical integration which will be afforded by its in-house development, formulation and manufacturing capabilities, provides ample growth opportunity by replacing other suppliers who are not able to provide individualized private-label formulations.

     During the early development of the luxury and day Spa market in the United States, many different products from many different companies were prevalent in the retail venues, and there was no consistency or uniqueness to differentiate the particular Spa's indigenous characteristics or marketing niche. By specializing in custom-designed private-label products, as well as its generic line of Spa and Resort products, the Company has positioned itself to be a sole-source supplier within a rapidly-growing industry, and in particular to establish itself as the premier supplier of all-natural and high-quality products.

       The Company intends to establish a unique position in the packaging and manufacturing industry with its revenue growth and stability based upon being the developer, manufacturer and distributor of its own product line, as well as being a sole-source contract manufacturer of private-label products. This vertically-integrated strategy not only protects the client base from other potential suppliers and provides direct on-going dialogue as a 'partner', but also provides higher margins by removing the middle man (distributor) and creates additional barriers-to-entry for future potential competitors.

Marketing Considerations
------------------------

     The Company has identified several market considerations which it believes will allow it to achieve significant growth in both the near- and long-term:

  * Solid growth in target market: The suncare market has grown by 27% since 1994 partly due to education on the importance of protection against skin cancer and premature aging associated with excess exposure to ultraviolet sunlight. Over the same period, the skincare market has grown by 21.8%.

* Favorable market trends: Consumers have come to see sun-care and skin-care as a regular part of a health and beauty regimen. The specialty market which the Company has identified values all-natural products, and our products appeal to consumers who value environmentally-friendly products, as well as those consumers who have chemical sensitivities or who require hypo-allergenic skin-care products

* Attractive market demographics: In addition to the health and beauty care market, there is significant potential for an all-natural product line in the Resort and Day Spa Markets. The resort/spa market is currently one of the fastest growth segments within the sun/skincare industry and offers higher margins as well as less seasonality. This growth has occurred with currently only 7% of adults in the U.S. visiting Spas; while 32% are interested or intend to add Spa visits to their vacation or recreational activities. This segment offers enormous growth opportunities and represents a perfect demographic profile for affluent consumers that are not only less affected by economic downturns but also represent a significant percentage of our target market.

* Broad product line: The Company's wide range of products and formulations of specialty ingredients can be readily custom blended. The vast array of premium all-natural ingredients and essential oils utilized by the Company provides differentiation within the same or similar bases for a broad product offering that along with developmental expertise gives the Company a distinct competitive advantages of a "one stop-shop" for its customer base.

* Technological Expertise: The Company is establishing a staff of cosmetic professionals under the direction of Dr. Sam Saliba, President of the Company's manufacturing subsidiary and Director of Research and Development. Upon completion of its customized manufacturing and filling/bottling facility, as well as a state of the art Research & Development laboratory and testing facility, the Company believes that it will be positioned to be an industry leader offering many competitive advantages in the custom private label sector of the health and beauty care industry.

* Vertical Integration: From product concept to fulfillment to the market place, the Company has been organized to provide a vertically-integrated operation, with the ability to provide all associated tasks of R&D, formulation, blending, filling and customized packaging, as well as the laboratory capability to test raw materials and assure quality control of the finished product. Upon planned completion of its manufacturing facility in the third quarter of 2003, the Company will have a fully-licensed, first-class research and development laboratory, blending and filling facility as well as a microbiology laboratory devoted to ensuring the quality of the Company's ingredients and blends. The wide range and versatility of the Company's compounding and filling equipment will provide capabilities to produce a variety of products simultaneously and are designed to have ample capacity to fulfill virtually the requirements of small to medium-size private label customers.

Manufacturing

         The Company's present product line is presently manufactured by a non-affiliated contract manufacturer operating under a confidentiality agreement with respect to the Company's proprietary formulations. This manufacturing capacity will be supplemented, and possibly replaced, by the Company's planned laboratory and manufacturing facility, as well as additional contract manufacturers which may be necessary for the Company's expanding product lines. This new manufacturing facility is expected to be completed during the early part of 2004 and reach optimal running rates shortly thereafter. The Company's planned microbiology laboratory will be subject to the approval of and licensing by the U.S. Food & Drug Administration (FDA) and the State of Florida. The Company believes that the completion of this laboratory facility and the required licensing will be obtained during the third quarter of this year.

         Prior to the completion of its manufacturing facility, the Company will initially operate its own filling and labeling operation. This facility is expected to be operational during the third quarter of 2003, and will immediately increase our manufacturing flexibility as well as improve our net profit margins.

Competition

         Our sun-care and skin-care business competes directly with entrenched, well-funded and highly regarded multi-national competitors such as Johnson & Johnson, Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo! These competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

         We believe  that our  ability to compete  successfully  depends on many factors, including the quality of our products; the market acceptance of our products, websites and online services and the success of our sales and marketing efforts. More specifically, we have formulated our products using all-natural ingredients without chemical additives or preservatives, and they are derived from organic and renewable resources. Our products are hypo-allergenic, non-toxic and suitable for most people with chemical sensitivities. We believe that we presently marketing the only full-line of sun-care, skin-care, and body-care products containing only natural and non-chemical ingredients; however, we are faced with the challenge of gaining market recognition for our products and services. However, we cannot be certain that we will have sufficient resources to establish our brands or achieve the level commercial acceptance necessary for our offerings to effectively compete in this industry. The failure to create this recognized brand identity could have a material adverse effect on us.

Recent Agreements

         In May, 2003, we entered into a Sales Management and Service Agreement with Worldwide Health Resources, Inc., an unaffiliated company, to create an independent marketing and sales organization for a new line of all-natural sun, skin, and body-care products to be launched in the United States and Canada later this year.

         In May, 2003, we entered into a two-year national advertising and promotion agreement with News USA, Inc., a non-affiliated company, which will provide the Company with a minimum of fifty different newspaper feature articles and fifty radio features, with 25,000 guaranteed editorial placements reaching an estimated 375 million households in the United States. The Company intends to use these editorial placements to promote the Company's unique all-natural product lines and to promote the Company's new Internet sales promotion campaign for the Caribbean Pacific products.

Employees

         At August 4, 2003, we had 6 salaried employees and 2 hourly employees, of which 2 were in executive or managerial positions and 6 were in sales/manufacturing/clerical positions. The Company expects to add additional hourly employees as our manufacturing facility is completed and becomes operational, as well additional professional salaried employees for laboratory and research/development positions. The Company intends to increasingly utilize independent marketing organizations and manufacturer's representatives who will promote the Company's product line on a commission basis and thereby avoid the expense of creating an in-house marketing capability.

Properties

         Our principal office facility is located in a 5088 sqft office facility at 5422 Carrier Drive, Orlando, FL. This facility is presently occupied pursuant to a lease which expires on 11/30/05 for $6340.00 per month. In addition, we also lease on a month-to-month basis an adjacent 3984 sqft light-industrial facility at a rent of approximately $2563.00 per month. This additional space is presently utilized for warehouse purposes, but it is our intention to develop this space for an in-house manufacturing capability.

         We  believe  that  these  lease   arrangements  are  adequate  for  our
immediately foreseeable business needs.

Legal Proceedings

         The Company and its subsidiaries are at present not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

                                   MANAGEMENT

         Our directors and executive officers are as follows:

Name                              Age                   Position
----                              ---                   --------
William J. Reilly                 49                    Chairman & President
Thomas Hagan                      64                    Secretary, Director
Dr. Sam Saliba                    66                    Director
Matthew Cohen                     42                    Director


         The principal occupation for the past five years and current public directorships of each of our directors and executive officers is as follows:

WILLIAM J. REILLY, ESQ.,  President and Chairman

Mr. Reilly has served as an Officer and Director of the Company since its inception, and also serves as Chairman of the Board. From March, 1986 to January, 1991, Mr. Reilly served as President of American Leisure Entertainment Corp., and was responsible for developing its entertainment restaurant concept. Under his direction, American Leisure completed an initial public offering of its stock in October, 1987. From 1996 to May, 1999, Mr. Reilly was an Officer and a member of the Board of Directors of BusinessNet Holdings Corp., and since January, 2001 as Secretary and a member of the Board of Directors of Invicta Corporation, a publicly-traded consumer optical manufacturer headquartered in Boca Raton, FL.

Mr. Reilly received his Bachelor of Arts degree from the State University of New York in 1974, and a Juris Doctor degree from St. John's University School of Law in 1978. From 1978 to 1981, Mr. Reilly served as a Law Clerk to a Justice of the New York State Supreme Court. From 1982 to 1983, he was Assistant Counsel to the Speaker of the New York State Assembly and, from 1983 to 1984, as Assistant Counsel to the Chairman of the New York State Assembly Ways and Means Committee. He presently serves with the rank of Commander in the United States Naval Reserve, Judge Advocate General's Corps, specializing in International Law. Mr. Reilly is a resident of Boca Raton, FL, and is engaged in the full-time practice of corporate law as a member of the Bar of the State of New York and the Federal Courts. He is a member of the American Bar Association, the Federal Bar Association, and the New York State Bar Association.

THOMAS J. HAGAN, Secretary and Director; President of Caribbean Pacific Natural Products, Inc. Subsidiary

Mr. Hagan brings to the Company a strong background in marketing and general management, and he will be responsible for developing a comprehensive marketing plan for the Company's contract manufacturing operations as well as the Caribbean Pacific Natural Products operations.

Mr. Hagan served as President of The Dorette Company until October, 2002, and was responsible for a ten-fold increase in sales at that company during his tenure. His prior business experience includes management positions at General Electric Company in Cleveland, Philadelphia and Schenectady. As a management consultant at McKinsey & Company, he developed and managed marketing programs for numerous sales representative organizations, trade shows, key accounts and national accounts. Mr. Hagan is a graduate of Boston College School of Management, and received his Masters in Business Administration Degree from Case Western University. He has also served as a Captain in the U.S. Army Corps of Engineers.

DR. SAM SALIBA, Director; Director of Research & Development; President of CP Suncoast Manufacturing, Inc. Subsidiary

Dr. Sam Saliba, joined Caribbean Pacific International, Inc. as a consultant in 1997 . In 2001 Dr. Saliba reformulated at Absolute Packaging, Inc. all the CPNP products. Since December 2001, Dr. Saliba also served as President of Caribbean Pacific Natural Products, Inc.. Upon the completion of the acquisition of a controlling interest of Caribbean Pacific Natural Products, Inc. Dr. Saliba joined the Board of Directors of the Company in addition to his executive duties. He will also serve as the President of the Company's manufacturing subsidiary, CP SunCoast Manufacturing, Inc.

Dr. Saliba's business experience prior to 1981 includes management positions with BASF AG in Germany. From 1981 to 1988, he was the Marketing/Technical Director of Sasolchem Ltd., a petrochemical company headquartered in Johannesburg, South Africa. At Sasolchem, Dr Saliba was responsible for all technical matters including coordination and oversight of all chemical projects as well as international marketing of chemical specialties. From 1988 through 1996, he was the Managing Director of ChemTrading CC., an import/export trading firm in Johannesburg, South Africa with operations in the United States, France, Hong Kong, Africa and South America. Until 1997, he was a Director of Searose Limited, a trading and technical consulting firm based in Beckenham, Kent, United Kingdom.

Dr. Saliba holds several post-graduate degrees, including a Doctor of Science degree in Chemistry and Mineralogy from Heidelberg University, a Master of Science in Physical, Inorganic and Organic Chemistry from Heidelberg University, a B.Sc. in Chemistry from American University and Master of Business Administration from INCAE/Harvard University. Dr. Saliba is fluent in several Languages.

MATTHEW J. COHEN,  Director

Mr. Cohen has served as a Director of the Company since its inception. As a consultant to the Company, Mr. Cohen will be responsible for overseeing the financial integration of the operations of Caribbean Pacific Natural Products, Inc. into the Company, as well as serving as Chairman of the Company's Audit Committee.

Mr. Cohen presently serves as Chief Financial Officer of Life Imaging Corporation of Boca Raton, FL, a multi-location medical imaging diagnostic service company, and previously served as a Director and member of the Audit and Compensation Committee of Legal Club of America Corp., and as Chief Financial Officer of Interactive Technologies.com, Inc., an internet-based benefit and services company. From 1988 until 1997, Mr. Cohen was Vice President and Chief Financial Officer of Standard Brands of America, a retailer of consumer electronics and appliances. Mr. Cohen received his BBA Degree in Accounting from New Paltz State University.

Board Of Directors and Committees of the Board

         Our board of directors currently consists of four directors. Each director holds office until that director's term expires or until a successor is duly selected and qualified. All of the officers identified above serve at the discretion of the board of directors. There is presently one vacancy on the Board which will be filled by an outside independent Director.

         Our Board of Directors maintains an Audit Committee consisting of Mr. Cohen as Chairman and Mr. Reilly. The third member of this Committee will be an outside independent Director to be appointed by the Board of Directors.

Director Compensation

         During 2002, directors received no compensation. As compensation for their services as members of the board of directors and agreeing to serve through 2003, each member of our board of directors received, in November, 2002, warrants to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. The warrants are exercisable on or before December 31, 2007.

Executive Compensation

         The following table sets forth all compensation granted to the individuals who served as Directors or Officers during calendar years 2001 and 2002, or received compensation in excess of $100,000 during fiscal years 2001 through 2002.

                                         Summary Compensation Table

                                                                                             Long Term
                                                             Annual Compensation           Compensation
                                                                                            Securities
                                                Salary                   Other Annual   Underlying Options
      Name and Principal Position        Year     ($)      Bonus ($)    Compensation($)      (Shares)
      ---------------------------        ----   ------     -----        ------------         --------
Dr. Sam Saliba Director; President of    2002   84,000       --               --              50,000
  CP Suncoast Manufacturing Inc. (1)     2001    7,000       --               --                --

-----------

(1)      Received  50,000  warrants  in November  2002  exercisable  until  12/31/07 at $1.00 per share for compensation as a Director for calendar year 2003.



Stock Option and Other Compensation Plans

On December 31, 2002, we adopted a stock option plan for employees, directors, consultants and advisors, which provides for the issuance of up to 1,000,000 shares of common stock and which was ratified by the shareholders of the Company on the same date. No options have been granted under this plan.

Employment Agreements

The Company has entered into a one-year employment agreement with William J. Reilly to serve as the President and General Counsel of the Company at an annual salary of $48,000, commencing on May 30, 2003.


Limitation of Liability and Indemnification of Officers and Directors

         As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that neither a director nor officer is personally liable to us or our shareholders for damages for any breach of duty in his capacity as a director or officer unless a judgment or other final adjudication adverse to such director or officer establishes that such director or officer is liable for negligence or misconduct in the performance of his duties.

         The provisions of our certificate of incorporation are intended to afford our directors and officer's protection, and limit their potential liability, to the fullest extent permitted by Delaware law. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or, in some cases, gross negligence or that are in violation of certain of their fiduciary duties. This provision does not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances.

         Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989 and additionally the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc., valued at $937,596. During the three month period ended March 31, 2003, the Company imputed $7,817 of interest expense on this obligation.

         During the three months ended March 31, 2003, the Company received $39,417 of advances from the Company's president with no specific repayment terms. No interest has been recorded on this debt.

         CPI, the holder of the royalty agreement, is also the 40% minority shareholder of CPNP.


                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

          The following table sets forth the beneficial ownership of our common stock which is known to us of as of June 1, 2003, as adjusted to reflect the sale of shares of common stock in this offering, by:

     o each person or group affiliated person known to us to beneficially own more than 5% of our outstanding common stock;

     o    each selling shareholder in this offering;

     o    each director;

     o    each of our named executive officers; and

     o    all of our directors and executive officers as a group.

         Except as otherwise noted, the address of each person listed in the table is c/o Suncoast Naturals, Inc., 5422 Carrier Drive, Orlando, FL 32819.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each shareholder is based on 3,850,000 shares of common stock outstanding as of June 1, 2003 and 4,950,000 shares outstanding after the completion of this offering and maximum conversion of the warrants and convertible notes, in each case together with applicable options and warrants for the selling shareholders. Shares of common stock issuable upon exercise of options, warrants and other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, warrants and other rights but are not deemed outstanding for computing the percentage ownership of any other person.



                                                           Percentage of
                                                              Shares               Shares            Percentage of
                                   Shares Beneficially  Beneficially Owned   Beneficially Owned         Shares
                                   Owned Prior to the      Prior to the          after the        Beneficially Owned
Name and Address                         Offering            Offering            Offering(8)       After Offering(8)
-----------------                        --------            --------            -----------         -----------
William J. Reilly(1)(3)                  500,000                13%                 500,000               10%
Thomas Hagan (1)(3)                      100,000                 2.6%               100,000                2%
Dr. Sam Saliba (1)(3)                    100,000                 2.6%               100,000                2%
Matthew Cohen (1)(3)                     100,000                 2.6%               100,000                2%
Goldstrand Investments, Inc. (2)(6)      225,000                 5.8%               225,000                4.5%
The Quigley Corp. (2)
Shady Retreat Road
Doylestown, PA 18901                     750,000                19.5%               750,000               15.1%
Doylestown Partners, Inc. (2)            125,000                 3.2%               125,000                2.5%
105 Heidi Drive
Portsmouth, RI 02871                     100,000                 2.6%               100,000                2.0%
Ashworth Development LLC (2)
Diocese of Palm Beach (2)                115,000                 3.0%               115,000                2.3%
Clifton Management and Trading           225,000                 5.8%               225,000                4.5%
Pension (2)(4)
Talmudic Research Center (2)(7)          100,000                 2.6%               100,000                2.0%
News USA, Inc. (2)(5)                     75,000                 2.0%                75,000                1.5%
Shamrock Equities, Inc. (2)               60,000                 1.6%                60,000                1.2%
Marlins Capital, Inc.(2)                  75,000                 2.0%                75,000                1.5%
ALL DIRECTORS AND OFFICERS AS A
GROUP                                    800,000                21%                 800,000               16%
Total amount  of shares being          1,850,000                48%               1,850,000               37%
registered
------------------

(1)  Denotes Officer or Director.
(2)  Denotes Selling Shareholder.
(3)  Includes 50,000 shares issuable to each upon the exercise of warrants.
(4)  Includes 225,000 shares issuable upon the exercise of warrants.
(5)  Includes 25,000 shares issuable upon the exercise of warrants.
(6)  Includes 225,000 shares issuable upon conversion of Note.
(7)  Includes 100,000 shares issuable upon the exercise of warrants.
(8)  Assumes  maximum  conversion  or  exercise  of  outstanding   warrants  and
     convertible notes.


DESCRIPTION OF CAPITAL STOCK
----------------------------

         The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, and the Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.

Common Stock

         We are presently authorized to issue up to 25,000,000 shares of common stock, $.001 par value per share. As of June 1, 2003 there were 3,850,000 shares of common stock outstanding. If all of the shares of common stock registered in this Registration Statement that are reserved and issuable upon the exercise of outstanding warrants and convertible notes are issued there will be 4,950,000 shares outstanding. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, and, upon our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

         We are presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine. Such preferred stock may be issued without action by stockholders. On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc.

  The holders of the Series A Stock shall be entitled to receive, in preference to the holders of the Corporation's Common Stock, when, as and if declared by the Corporation's Board of Directors, annual dividends at the rate of $.10 per share and no more. Dividends on the Series A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest. The holders of Series A Stock shall have no voting rights. No other Series or Class of Preferred Stock which may subsequently be designated or authorized by the Board of Directors shall be granted or otherwise be entitled to any voting rights.

     The Corporation shall have the right to redeem the shares of Series A Stock at any time following the date of issuance. The Redemption Price for each share shall be $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance, and may be payable in cash or accrued until redemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all such shares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date.

Options and Warrants

         In addition to our outstanding common stock, there are, as of June 1, 2003, issued and outstanding common stock purchase warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description                   Number            Exercise Price      Expiration
-------------------------------------------------------------------------------

Class "A" Warrants           425,000            $ 1.00              12/31/07
Class "B" Warrants           225,000            $ 0.66              12/31/03

We have also reserved for insurance up to 1,000,000 shares of common stock in connection with the 2002 Incentive Stock Option Plan (to date, no options have been granted).

Anti-Takeover Effects of Certain Provisions of Delaware Law

         We are subject to Section 203 of the General Corporate Law of the State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder; or

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the numbers of shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     o    any  merger  or  consolidation   involving  the  corporation  and  the
          interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o    subject to certain  exceptions,  any  transaction  that results in the
          issuance  or  transfer  by  the   corporation  of  any  stock  of  the
          corporation to the interested stockholder;

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

         This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Transfer Agent And Registrar

         Our transfer agent and registrar for our common stock is Liberty Transfer Company, 274 B New York Avenue, Huntington, NY 11743, Telephone (631) 385-1616, Fax (631) 385-1619.

                              PLAN OF DISTRIBUTION

         This prospectus covers 1,850,000 shares of our common stock, including 750,000 shares issued to The Quigley Corporation. The Quigley Corporation intends to distribute 500,000 of its shares to its shareholders of record as of March 5, 2003 as a taxable dividend.

         All of the common stock offered hereby is being sold by the selling shareholders. We will not realize any proceeds from the sale of the common stock by the selling shareholders. If all of the issued and outstanding warrants are exercised, we estimate that the total proceeds we will receive from the exercise of these warrants will be $573,500.

         The distribution of the common stock by the selling shareholders is not subject to any underwriting agreement. The selling shareholders may sell the common stock offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the common stock in connection therewith.

         From time to time, the selling shareholders may pledge their common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, the broker may offer and sell the common stock.

         Such transactions may be effected by selling the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The selling shareholders and any broker-dealers that participate with them in the distribution of the common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholders will pay any transaction costs associated with affecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of common stock by the selling shareholders.

         The selling shareholders are not restricted as to the price or prices at which they may sell their common stock. Sales of such shares may have an adverse effect on the market price of the common stock.

         We have agreed to pay all fees and expenses incident to the registration of the common stock, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling shareholders.

         This prospectus also may be used, with our consent, by donees or other transferees of the selling shareholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered hereby will be passed upon by Robert Jaffe, Esq., Springfield, NJ. Mr. Jaffe owns warrants to purchase common stock.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2002 and 2001 and for the years then ended included in this prospectus have been included in reliance upon the report of Schuhalter Coughlin & Suozzo, PC, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

         You may read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----

Independent Auditor's Report.................................................F-1

Balance Sheets as of March 31, 2003 (Unaudited) and
  December 31, 2002..........................................................F-2

Statements of Operations for the three months ended
  March 31, 2003 (Unaudited)and the two years
  ended December 31, 2002....................................................F-3

Statements of  Stockholders'  Equity for the three months
   ended March 31, 2003 (Unaudited) and the two years ended
  December 31, 2002 and 2001.................................................F-4

Statements of Cash Flows for the three months ended
  March 31, 2003 (Unaudited) and the two
  years ended December 31, 2002 and 2001.....................................F-5

Notes to Financial Statements........................................F-6 to F-21

To the Board of Directors and Stockholders
Suncoast Naturals, Inc. and Subsidiary



         We have audited the accompanying consolidated balance sheets of Suncoast Naturals, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Suncoast Naturals, Inc. and Subsidiary as of December 31, 2002 and the results of operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $875,904 during the year ended December 31, 2002, and the existing working capital may be insufficient to fund the Company's cash flow needs for the next year. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         Schuhalter, Coughlin & Suozzo, PC
                                           Certified Public Accountants

Raritan,  New Jersey
March 29, 2003, except for Note 13, as to which the date is June 26, 2003.


                            SUNCOAST NATURALS, INC., AND SUBSIDIARY
                                  CONSOLIDATED BALANCE SHEETS
      ASSETS
                                                                    December 31,    March 31,
                                                                        2002          2003
                                                                    -----------    -----------
                                                                                   (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                         $    20,189    $    38,133
  Accounts receivable less doubtful accounts
    of $30,000 and $33,000                                              328,670        287,703
  Inventory                                                             261,089        232,534
  Prepaid expenses and other current assets                              50,983         59,037
                                                                    -----------    -----------

      TOTAL CURRENT ASSETS                                              660,931        617,407

PROPERTY, PLANT AND EQUIPMENT, net                                       62,771         69,527
                                                                    -----------    -----------

OTHER ASSETS:
  Other assets                                                           27,658         23,340
                                                                    -----------    -----------
      TOTAL OTHER ASSETS                                                 27,658         23,340
                                                                    -----------    -----------
      TOTAL ASSETS                                                      751,360        710,874
                                                                    ===========    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                      172,867        208,555
  Accrued royalties and sales commissions                                55,436         63,662
  Other current liabilities                                              98,358        159,968
                                                                    -----------    -----------

      TOTAL CURRENT LIABILITIES                                         326,661        432,185
                                                                    -----------    -----------

LONG TERM LIABILITIES - SHAREHOLDERS                                       --           39,417
                                                                    -----------    -----------

MINORITY INTERESTS                                                         --             --
                                                                    -----------    -----------

REDEEMABLE PREFERRED STOCK, $.01 par value, authorized 1,000,000:
  Issued 100,000 shares, at par value                                     1,000          1,000
  Present value of redemption amount in excess
    of par value                                                        936,596        944,413
                                                                    -----------    -----------
                                                                        937,596        945,413
                                                                    -----------    -----------

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, authorized:
    25,000,000, 3,850,000 and 3,850,000 shares
     issued and outstanding at December 31, 2002
     and March 31, 2003, respectively                                     3,850          3,850
  Additional paid-in-capital                                          1,574,271      1,584,271
  Retained deficit                                                   (2,091,018)    (2,296,262)
                                                                    -----------    -----------

      TOTAL STOCKHOLDERS' (DEFICIT)                                    (512,897)      (708,141)
                                                                    -----------    -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                 $   751,360    $   710,874
                                                                    ===========    ===========

See accompanying notes to financial statements.
                                                                                           F-2


                               SUNCOAST NATURALS, INC. AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                              For the                             For the
                                             Years Ended                     Three Months Ended
                                             December 31,                         March 31,
                                        2001             2002               2002             2003
                                      ---------        ---------          --------         -------
                                                                                 (Unaudited)
NET SALES                            $2,176,740       $2,040,313         $ 524,874       $ 420,930

COST OF SALES                           685,864          751,150           162,245         129,828
                                      ---------        ---------          --------         -------

GROSS PROFIT                          1,490,876        1,289,163           362,629         291,102
                                      ---------        ---------           -------        --------

DIRECT OPERATING EXPENSES:
  Sales and marketing                 1,466,379        1,183,303           243,181         278,291
  Administration                        923,698          992,182           208,175         184,238
                                      ---------        ---------           -------         -------

TOTAL OPERATING EXPENSES              2,390,077        2,175,485           451,356         462,529
                                      ---------        ---------           -------         -------

(LOSS) FROM OPERATIONS BEFORE
  OTHER INCOME AND EXPENSE             (899,201)        (886,322)          (88,727)       (171,427)
                                      ---------        ---------          --------         -------

  Settlement Income                           -          105,000                 -               -
  Start Up Costs                              -          (31,000)                -         (26,000)
  Interest Costs (net)                  (45,575)         (63,582)          (12,298)         (7,817)
                                     -----------        ---------         ---------        -------

LOSS BEFORE TAXES                      (944,776)        (875,904)         (101,025)       (205,244)

PROVISION FOR INCOME TAX                      -           -                      -               -
                                      ---------         --------           -------         -------

NET (LOSS)                           $ (944,776)      $ (875,904)        $(101,025)      $(205,244)
                                      =========        =========          ========         =======


Net Loss per share:                  $    ( .25)      $     (.23)        $    (.03)      $    (.05)
                                      =========        =========          ========         =======

Common shares outstanding:            3,850,000        3,850,000         3,850,000       3,850,000
                                      =========        =========         =========       =========


See accompanying notes to financial statements.

                                                                                               F-3


                                      SUNCOAST NATURALS, INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   Common Stock          Additional
                                                              $.001        Paid-In      Retained
                                               Shares       Par Value      Capital       Deficit         Total
                                             -----------   -----------   -----------   -----------    -----------
Balance January 1, 2001                             --     $      --     $   828,335   $  (270,338)   $   557,997

Net assets acquired, at historical valued,
  effective retroactively to the
  beginning of period (Note 3)                   750,000           750       582,239          --          582,989

Other adjustments (Note 3)                          --            --          30,015          --           30,015

Net loss year ended December 31, 2001               --            --            --        (944,776)      (944,776)
                                             -----------   -----------   -----------   -----------    -----------

Balance December 31, 2001                        750,000           750     1,440,589    (1,215,114)       226,225

Other adjustments (Note 3)                          --            --          55,782          --           55,782

Shares issued for services and
  cancellation of debt                         3,100,000         3,100        77,900          --           81,000

Net loss year ended December 31, 2002               --            --            --        (875,904)      (875,904)
                                             -----------   -----------   -----------   -----------    -----------

Balance December 31, 2002                      3,850,000         3,850     1,574,278    (2,091,018)      (512,897)

Other adjustments (Note 3)                          --            --          10,000          --           10,000

Net loss for the three months
  ended March 31, 2003 (unaudited)                  --            --            --        (205,244)      (205,244)
                                             -----------   -----------   -----------   -----------    -----------

Balance, March 31, 2003                        3,850,000   $     3,850   $ 1,584,271   $(2,296,262)   $  (708,141)
                                             ===========   ===========   ===========   ===========    ===========




See accompanying notes to financial statements.

                                                                                                              F-4


                          SUNCOAST NATURALS, INC. AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 For the                For the
                                               Years Ended         Three Months Ended
                                               December 31,             March 31,
                                           2001         2002        2002         2003
                                        ---------    ---------    ---------    ---------
                                                                       (Unaudited)
OPERATING ACTIVITIES:
  Net Income (Loss)                     $(944,776)   $(875,904)   $(101,025)   $(205,244)

Adjustments to reconcile net income
  (loss) to net cash provided by
  operations:
  Common stock issued for services           --         50,000         --           --
  Depreciation and amortization            31,500       19,108        4,672        5,243
  Book value of assets disposed              --         10,952        6,360         --
  Bad debt                                  7,500        9,140        3,144        4,843
  (Increase) decrease in assets:
    Accounts receivable                   (56,889)    (117,913)    (120,856)      33,124
    Inventory                             (71,980)     155,437       (1,190)      28,555
    Other current assets                  (13,482)       8,322       (2,799)       8,054
    Other assets                          (16,888)      (4,464)      (3,043)       4,318
  Increase (decrease) in liabilities:
    Accounts payable                       12,530       79,859       (4,225)      35,688
    Accrued expenses - royalties           41,296       25,781      (25,307)       8,226
    Accrued expenses - other              258,255       63,898       64,637       59,903
    Redeemable preferred stock               --           --           --          7,817
                                        ---------    ---------    ---------    ---------
      Total adjustments                   191,842      300,120      (78,607)     195,771
                                        ---------    ---------    ---------    ---------

NET CASH (USED IN)
  OPERATING ACTIVITIES                   (752,934)    (575,784)    (179,632)      (9,473)
                                        ---------    ---------    ---------    ---------

INVESTING ACTIVITIES:
  Purchase of fixed assets                (24,461)      (9,081)        --        (12,000)
                                        ---------    ---------    ---------    ---------

NET CASH FLOWS (USED IN) INVESTING
  ACTIVITIES                              (24,461)      (9,081)        --        (12,000)
                                        ---------    ---------    ---------    ---------

FINANCING ACTIVITIES:
  Advance from former parent company      689,484      517,519      223,700         --
  Issuance of Stock                         4,000         --           --           --
  Payment of purchase obligation         (123,536)        --           --           --
  Advance from officers                      --         31,000         --         39,417
                                        ---------    ---------    ---------    ---------

NET CASH FLOWS PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                    569,948      548,519      223,700       39,417
                                        ---------    ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH           (27,447)     (36,346)      44,068       17,944

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                83,982       56,535       56,535       20,189
                                        ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                         $  56,535    $  20,189    $ 100,603    $  38,133
                                        =========    =========    =========    =========

See accompanying notes to financial statements.

                                                                                      F-5

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 1 - GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $875,904 during the year ended December 31, 2002. Additionally, the company had a stockholders' deficit of $ 512,897 at December 31, 2002 and its working capital at that time is not sufficient to support the Company's losses from operations at existing levels for the next year. The Company plans to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or otherwise attain financing, which if available, it cannot be certain such financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability. These factors create substantial doubt as to the Company's ability to continue as a going concern.

         The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2003 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability. Management's plans in this regard include, but are not limited to, the following:

1. Raise additional working capital by either borrowing or through the issuance of equity, or both;

2.       Negotiate  terms with existing trade  creditors and strategic  vendors;
         negotiate an alliance with strategic co-venturers for stronger distribution channels in the skin care, natural health and body care markets and commence limited manufacturing of its own products to reduce product costs.

3. Re-align revenue producing activities and corresponding commission arrangements on such a scale that will proportionately reduce selling expenses and reduce other costs wherever possible to improve operating margins and relieve the overhead burden until ultimately profitability may be attained.

         Management believes that actions presently being taken will generate sufficient revenues to provide cash flows from operations and that sufficient capital will be available, when required, to permit the Company to realize its plans. However, there can be no assurance that this will occur. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 2 - ORGANIZATION AND NATURE OF BUSINESS

         Suncoast Naturals, Inc. (the "Company") organized under the laws of the State of Delaware, in November, 2002. The Company is a sun-care and skin-care Company specializing in the development, manufacture and sale of all-natural sun-, skin-, and body-care products to the resort, boutique, spa, and natural health markets. The Company's executive office and distribution facility are located in Orlando, Florida.

         Effective December 31, 2002, the Company acquired a 60% ownership position in Caribbean Pacific Natural Products, Inc., ("CPNP") which is a leading developer and marketer of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of The Quigley Corporation ("Quigley") approved a plan to sell CPNP and on January 22, 2003, completed the sale of Quigley's 60% equity interest in CPNP to the Company.

         CP Suncoast Manufacturing, Inc., a wholly-owned subsidiary, was organized in May, 2003 and is intended to manufacture the Company's products as well as provide contract manufacturing for non-competing products formulated or distributed by other non-affiliated companies.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The Consolidated Financial Statements include the accounts of the Company and its 60% owned subsidiary, Caribbean Pacific Natural Products, Inc. All inter-company transactions and balances have been eliminated. In the opinion of management, all adjustments necessary to present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows, for the periods indicated, have been made. Certain prior period amounts have been reclassified to conform with the 2002 presentation.

         RECAPITALIZATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, INC.

         Material sales and expenses included in these consolidated financial statements result from the inclusion of financial information of the Company's 60% owned subsidiary Caribbean Natural Products, Inc. ("CPNP"), which is a leading developer and marketer of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of the Company approved a plan to acquire CPNP. On January 22, 2003, the Company acquired a 60% equity interest in CPNP. In exchange for its 60% equity interest in CPNP, the Company issued to the Quigley Corporation : (i) 750,000 shares of the Company's common stock, which Suncoast has agreed, at its cost, to register for public resale through an appropriate registration statement; and (ii) 100,000 shares of Suncoast's Series A Redeemable Preferred Stock, which bears certain redemption features discussed in Note 9 - Redeemable Preferred Stock.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)


         Pursuant to SFAS No. 141, which applies to business combinations after June 30, 2001, which requires the use of the purchase method of accounting for all business combinations, carrying forward the guidance from APB 16 with respect to; (a) the principles of historical cost accounting, (b) determining the cost of the acquired entity and (c) allocation of cost to assets and liabilities assumed; "CPNP" is considered the acquiring entity. As such the historical balances of "CPNP" assets and liabilities representing the carrying value and corresponding allocation of the purchase price, and therefore, the transaction is equivalent to a reverse acquisition, which in this case, no partial step up in asset values discussed in EITF 90-3 apply, and thereby no goodwill or intangible assets have been recorded. The equity issued by the Company was valued at the (a) present value of the redeemable preferred shares issued to "Quigley" and (b) common stock and additional paid in capital was recorded at the value of the remaining liability to "Quigley" canceled by the exchange agreement.

         ACCOUNTING FOR BUSINESS COMBINATION OF CPNP, APPLICATION OF SAB 103

         During the years ended December 31, 2000, 2001 and 2002, the results of operations, cash flows and assets and liabilities of CPNP were included in the consolidated financial statements of the Quigley Corporation, the effect of which were reported as discontinued operations in 2002. The financial statements of "Quigley" were audited by another auditor, and the results of this subsidiary were not reported separately. Recently the staff of Corporate Finance Division of the Securities and Exchange Commission, "SEC", provided guidance in the codification of its staff accounting bulletins ("SABS") and in discussion of accounting for former subsidiaries, such as the case with CPNP, indicated that reasonable estimates for expenses of the use of a parent company's capital (ie. interest) and other corporate charges connected with operating as a stand alone entity (including legal fees, audit fees and administrative expenses) should be estimated when the division or subsidiary is presented individually. The financial statements include such estimates and additional expenses were recorded, and a like amount was credited to additional paid in capital for the periods presented as follows:

                               Years Ended           Three Months Ended
                               December 31,              March 31,
Additional Expenses           2001        2002        2002        2003
-------------------          ------      ------      ------      ------
                                                        (Unaudited)
Interest and
 administrative costs       $30,015      $55,782     $15,617     $30,000

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to five years.

INVENTORIES

         Inventories are stated at the lower of cost or market. The Company uses the first-in, first-out ("FIFO") method of determining cost for all inventories. Inventories are comprised of raw materials and finished goods.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

INTERIM FINANCIAL INFORMATION

         The interim financial information at March 31, 2003 and for the three months ended March 31, 2002 and 2003 is unaudited. In the opinion of management the interim financial statements have been prepared on the same basis as the annual financial statements and includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for those periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year, or any future period.

FOREIGN CURRENCY TRANSACTIONS

         In the normal course of business the Company has accounts receivable and accounts payable that are transacted in foreign currencies. The Company accounts for transaction differences, in accordance with Statement of Financial Standard No. 52, "Foreign Currency Translation", and accounts for the gains or losses in operations. For all periods presented, these amounts were immaterial to the Company's operations.

COMPREHENSIVE INCOME

         For foreign operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period and assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are included as a separate component of accumulated other comprehensive income (loss) in shareholders' equity.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

         The Company considers all highly liquid investments with an initial maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents include cash on hand and monies invested in money market funds. The carrying amount approximates the fair market value due to the short-term maturity of these investments.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

CONCENTRATION OF RISKS

         Financial   instruments  that   potentially   subject  the  Company  to
significant   concentrations   of  credit  risk  consist   principally  of  cash
investments and trade accounts receivable.

         Trade accounts receivable potentially subjects the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses. The Company's broad range of customers includes many hotel, resort and theme park gift shops, product stands and individual sales representatives.

LONG-LIVED ASSETS

         The Company reviews its long-lived assets for impairment on an exception basis whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. If it is determined that an impairment loss has occurred based on the expected cash flows, a loss is recognized in the Statement of Operations.

INTANGIBLE ASSETS

         Effective January 1, 2002, the Company adopted SFAS Nos. 141 and 142. SFAS 142 eliminates amortization of goodwill and certain other intangible assets, but requires annual testing for impairment (comparison of fair market value to carrying value). Fair value is estimated using the present value of expected future cash flows and other measures. The adoption of SFAS No. 141 and 142 did not have a material impact on our financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the consolidated balance sheets for Suncoast's cash, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short maturities of these financial instruments. The carrying amounts reported in the consolidated balance sheets for Suncoast's long-term debt due to related parties approximate their fair values as they represent the amount the Company expects to liquidate these obligations with cash or cash equivalents, and the amounts recorded as other liabilities - redeemable preferred stock approximate their fair value as they represent the amount in which the Company expects to satisfy these obligations by payment in cash in 2007 or by the issuance of the Company's equity without material gain or loss.

REVENUE RECOGNITION

         Sales are recognized at the time ownership is transferred to the customer, which is primarily the time the shipment is received by the customer. Sales returns and allowances are provided for in the period that the related sales are recorded. Provisions for these reserves are based on historical experience.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

SHIPPING AND HANDLING

         The Company includes costs of shipping and handling billed to customers in revenue and the expense of shipping and handling costs is included in cost of sales.

STOCK BASED COMPENSATION

         Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

ROYALTIES

         The Company includes royalties and founders commissions incurred as cost of sales based on agreement terms.

ADVERTISING

         Advertising costs are expensed within the period in which they are utilized. Advertising expense is comprised of media advertising, presented as part of sales and marketing expense; co-operative advertising, which will be accounted for as a deduction from sales; and free product, which is accounted for as part of cost of sales. No advertising costs incurred for the years ended December 31, 2002 and 2001.

INCOME TAXES

         The Company utilizes an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. See Notes to Financial Statements, Note 7 - Income Taxes for further discussion.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

START-UP COSTS

         Pursuant to Statement of Position 98-5, the Company expenses start-up costs associated with its ;parent company's activation activities and costs and expensed incurred in connection with the acquisition of CPNP, which pursuant to FASB 142 and APB 16, were expensed as transaction costs. The Statement of Position broadly defines start-up activities as activities related to organizing a new business, as well as one-time activities associated with, opening a new facility, introducing new products or services, conducting business with a new class of customers or in a new territory, and starting a new process in an existing facility or starting a new operation. Start up costs for the year ended December 31, 2002 were $31,000 and for the three months ended March 31, 2003 (unaudited) $26,000.

MINORITY INTERESTS

         The Company's "CPNP" subsidiary is 40% owned by a related party whom has made a nominal investment, of which losses since inception have reduced the investment to a value of $0. The Company has not recorded earnings in the "CPNP" subsidiary. Should the Company attain and record net income in this subsidiary, 40% would be allocated to the minority shareholders, and cumulatively, should this subsidiary accumulate earnings in excess of its cumulative losses, the Company would record amounts allocable to "minority interest", which would be a reductionof stockholders' equity.

SETTLEMENT INCOME

         During the year ended 2002, the Company recorded settlement income of $105,000, net of expenses, for payments received in connection with a settlement with Virgin Atlantic Company. Virgin Atlantic had challenged a trademark granted to the Company in the United States and the Company agreed to retire the trademark in question as a condition of the settlement.

STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

                                            Years Ended          Three Months Ended
                                            December 31,              March 31,
                                         2001         2002        2002        2003
                                       --------     --------     -------     -------
                                                                     (Unaudited)
Interest paid, net                     $ 11,657     $   --       $  --       $  --
                                       ========     ========     =======     =======
Taxes paid                             $   --       $   --       $  --       $  --
                                       ========     ========     =======     =======

Schedule of non-cash Investing and
Financing Activities:
Conversion of liability to former
 parent to common stock                $   --       $582,989     $  --       $  --
                                       ========     ========     =======     =======
Conversion of liability to former
 parent to redeemable preferred
 stock                                 $   --       $937,596     $  --       $  --
                                       ========     ========     =======     =======
Conversion of note payable to
 related party to common stock         $   --       $ 31,000     $  --       $  --
                                       ========     ========     =======     =======

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

RECENT ACCOUNTING PRONOUNCEMENTS

         In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with the provisions of SFAS No. 146. Management does not believe there will be a significant impact on our consolidated financial position or results of operations.

         In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, "Accounting for Stock-Based Compensation." Additionally, SFAS 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002, with early application permitted in certain circumstances. The Company has adopted the disclosure provisions in these consolidated financial statements as disclosed above under Stock Based Compensation.

         In November 2002, the FASB Issued FASB interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other." FIN No. 45 requires guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing or modified after December 31, 2002. Management does not expect adoption of this Interpretation to have a material impact on the Company's financial condition or results of operations.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 4 -INVENTORY

         Inventory consists mainly of the Company's skin care and health products and corresponding branded packaging materials. Inventory is comprised of the following:
                                                 December 31,      March 31,
                                                    2002             2003
                                                   ------           ------
                                                                  (Unaudited)

Raw Materials                                   $ 194,581         $ 187,420
Finished goods                                    110,242            88,488
                                                  -------           -------
Total                                             304,823           275,908

Less: Reserve for obsolescence                    (43,374)          (43,374)
                                                  -------           -------
                                                $ 261,089         $ 232,534
                                                  =======           =======



NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of:

                                                 December 31,      March 31,
                                                    2002             2003
                                                   ------           ------
                                                                  (Unaudited)

Improvements and fitouts                         $ 17,650         $ 17,650
Machinery and equipment                            17,857           17,857
Computer software and website                      27,644           39,644
Furniture and fixtures                             52,662           52,662
                                                  -------          -------
                                                  117,662          129,662
Less: Accumulated depreciation                    (59,891)         (60,135)
                                                  -------          -------

Property, Plant and Equipment, net               $ 62,771         $ 69,527
                                                  =======          =======

         Depreciation expense for the years ended December 31, 2002 and 2001 was $19,108 and $31,500, respectively and $5,243 and $4,672 for the three months ended March 31, 2003 and 2002, respectively.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 6 - SEGMENT INFORMATION

         The Company has one reporting segment relating to the sales of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. As defined in SFAS 31, "Disclosures about Segments of an Enterprise and Related Information," allocate resources and assess the performance of the Company based on revenue and overall profitability.

         For the years ended December 31, 2002 and 2001, the Company had one customer who contributed greater than 11.5% and 7.6%, respectively, of the Company's total revenues.

         The level of sales to any single customer may vary and the loss of this customer, or a decrease in the level of sales to this customers, could have a material impact on the Company's financial condition or results of operations.

         The Company's operations area conducted in the United States and Mexico. The Company only has sales stations in Mexico and all operations including distribution, marketing and administrative services are performed in the United States. The Company has not incurred any foreign currency trading adjustments as all of its sales are settled in U.S. dollars. In addition, all of its business units books are maintained in U.S. dollars.

         Certain information related to the Company's operations by geographic area is presented below (in thousands). The Company's revenues are attributed to the geographic areas according to the location of their sales stations.

                               Years Ended           Three Months Ended
                               December 31,              March 31,
                              2001        2002        2002        2003
                             ------      ------      ------      ------
Net Sales

United States               $ 1,661      $ 1,601     $   475    $   382
Mexico                          516          439          50         39
                               ----        -----       -----      -----

Total                       $ 2,177      $ 2,040     $   525    $   421
                              =====        =====       =====      =====

         All of the  Company's  long-lives  assets  are  located  in the  United
States.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 7 - INCOME TAXES

         At December 31, 2001 and 2002, the Company had net operating loss carryforwards of approximately $1,250,000 and $2,091,000, respectively, for book and tax purposes, expiring from 2007 to 2022. As a result of the Tax Reform Act of 1986, the Company may be obligated to pay an alternative minimum tax on its alternative minimum taxable income, even though it has a loss carryfoward. These carryforwards are subject to possible limitations on annual utilization if there are "equity structural shifts" or "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code), which result in more than a 50% point change in ownership.

         At this time, the Company does not believe it can reliably predict profitability beyond the current fiscal year. Accordingly, the deferred tax asset applicable to operations subsequent to December 31, 2002 has been reduced in its entirety by the valuation allowance. For the periods ending December 31, 2001 and 2002 the provision for taxes is comprised only of appropriate state income taxes.

         Reconciliation of income taxes shown in the financial statements and amounts computed by applying the Federal income tax rate of 34% for the years ended December 31, 2001 and 2002 respectively is as follows:

                                                 2001              2002
                                                -------           -------

Loss Before Income Taxes                     $ (944,776)       $ (875,904)
Computed expected tax credit                    321,225           297,805
Operating loss for which no
  benefits were provided                       (321,225)         (297,805)
State and local tax                                   -                 -
                                                -------           -------
Provision for income taxes                    $       -         $       -
                                                =======           =======

NOTE 8 - LOSS PER SHARE

         The Company has adopted SFAS No.128, "Earnings per Share." Earnings per common share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The earnings per common share computation, assuming dilution, gives effect to all dilutive potential common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company. Common equivalent shares have been excluded from the computation of diluted earnings per share since their effect is antidilutive. Loss per share is also calculated giving retroactive recognition for the number of equivalent shares issued to Quigley in connection with the acquisition of "CPNP," and the 3,100,000 shares issued for formation services and cancellation of advances in 2002 as being outstanding at the beginning of all periods presented.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 9 - REDEEMABLE PREFERRED STOCK

         On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc.

         The holders of the Series A Stock shall be entitled to receive, in preference to the holders of the Corporation's Common Stock, when, as and if declared by the Corporation's Board of Directors, annual dividends at the rate of $.10 per share and no more. Dividends on the Series A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest. The holders of Series A Stock shall have no voting rights. No other Series or Class of Preferred Stock which may subsequently be designated or authorized by the Board of Directors shall be granted or otherwise be entitled to any voting rights.

     The Corporation shall have the right to redeem the shares of Series A Stock at any time following the date of issuance. The Redemption Price for each share shall be $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance, and may be payable in cash or accrued until redemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all such shares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date. These preferred shares were valued at $937,596, which represented the net present value of the redemption obligation, which absent early redemption by the Company, has a fixed redemption date of January 22, 2007.

         During the three month period ended March 31, 2003, the Company imputed $7,817 of interest expense on this obligation.

NOTE 10 - CAPITAL STOCK

         Significant provisions of the Company's capital stock are highlighted below and are subject to the provisions of the Company's Certificate of Incorporation and the Bylaws:

Preferred Stock

         The Company presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine. Such preferred stock may be issued without action by stockholders. On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc. (See Note 9.)

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

Common Stock

         We are presently authorized to issue up to 25,000,000 shares of common stock, $.001 par value per share. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, and, upon our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

         In November, 2002, the Company issued 1,915,000 Shares of Common Stock and 425,000 warrants (the "A" warrants) to purchase 425,000 shares of Common Stock at $1.00 per share through December 31, 2007, to officers, consultants and directors for formation services rendered to the Company valued at $50,000, the value ascribed to the services as the Company had yet to establish a market for the Company's common stock.

         In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances.

         Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989.

      In April and May, 2003, the Company issued 200,000 shares of Common Stock at the price of $.66 per share, together with 125,000 warrants (the "A" warrants) to purchase 125,000 shares of Common Stock at $1.00 per share through December 31, 2007, for total proceeds to the Company of $132,000. (See Note 13 - Subsequent Events)

      In May, 2003, the Company issued $150,000 principal value of Convertible Notes, convertible into 225,000 shares of Common Stock at the price of $.66 per share on or prior to the maturity date of September 30, 2003. (See Note 13 - Subsequent Events)

         In May, 2003, the Company issued 100,000 warrants (the "A" warrants) to purchase 100,000 shares of Common Stock at $1.00 per Share through December, 2007, and 225,000 warrants (the "B" warrants) to purchase 225,000 shares of Common Stock at $.66 per Share through December, 2003. (See Note 13 - Subsequent Events)

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

Options and Warrants

         In addition to our outstanding common stock, there are, as of June 26, 2003, issued and outstanding common stock purchase warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:



Description                   Number    Weighted Averag    Expiration
                           Outstanding  Exercise Price

Class "A" Warrants           650,000      $ 1.00            12/31/07
Class "B" Warrants           450,000      $ 0.66            12/31/03
                           ---------      ------
     Total                 1,100,000      $  .86
                           =========      ======

         The Company has also reserved for insurance up to 1,000,000 shares of common stock in connection with the 2002 Incentive Stock Option Plan. To date, no options have been granted under this plan.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Leases

         Certain operating leases for the years ended December 31, 2001 and 2002 for office and warehouse space maintained by the Company resulted in rent expense of $117,701 and $102,572, respectively, and $31,185 and $21,630 for March 31, 2002 and 2003, respectively.

         The total future minimum rental payments for premises required are as follows:

            2003                            $ 125,153
            2004                              130,159
            2005                              123,672
                                              -------
                                            $ 378,874
                                              =======

         Additionally, the Company leases fixtures and office equipment for the years ended December 31, 2001 and 2002 under operating leases which resulted in equipment rental expenses of $38,429 and $33,785, respectively, and $10,760 and $9,459 for March 31, 2002 and 2003, respectively.

         The total future minimum rental payments for equipment required are as follows:

            2003                              $ 27,447
            2004                                26,539
            2005                                22,533
            2006                                 2,182
                                              --------
                                              $ 78,701
                                              ========

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

Royalty Commitment

         The Caribbean Pacific products are manufactured and marketed under an exclusive, world-wide Product License Agreement from Caribbean Pacific International, Inc. (CPI), the original developer of the products and owner of the trademarks. The twenty five year licenses agreement expires in 2025, and provides for a payment to CPI of a 5% royalty on net sales receipts from sales of Caribbean Pacific-branded products. The royalty is not applicable to products developed or sold by us which do not utilize the Caribbean Pacific brand-name or trademarks. During the years ended December 31, 2001 and 2002 the Company recorded royalty expense to CPI of $65,930 and $57,945, respectively, and during the three months ended March 31, 2002 and 2003 the Company recorded royalty expense to CPI of $17,645 and $8,226, respectively.

Employment Agreements

         The Company has entered into a one-year employment agreement with William J. Reilly to serve as the President and General Counsel of the Company at an annual salary of $48,000, commencing on May 30, 2003.

Litigation

         From time to time the Company may be involved in various legal proceedings and other matters arising in the normal course of business. The Company believes no such actions would result in liabilities in excess of amounts accrued in the financial statements.

NOTE 12 - RELATED PARTY TRANSACTIONS

         In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances.

         Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989 and additionally the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc., valued at $937,596. During the three month period ended March 31, 2003, the Company imputed $7,817 of interest expense on this obligation.

         During the three months ended March 31, 2003, the Company received $39,417 of advances from the Company's president with no specific repayment terms. No interest has been recorded on this debt.

         CPI, the holder of the royalty agreement, is also the 40% minority shareholder of CPNP.

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2002 and March 31, 2003)

NOTE 13 - SUBSEQUENT EVENTS

         CP Suncoast Manufacturing, Inc., a wholly-owned subsidiary, was organized in May, 2003 and is intended to manufacture the Company's products as well as provide contract manufacturing for non-competing products formulated or distributed by other non-affiliated companies.

      In April and May, 2003, the Company issued 200,000 shares of Common Stock at the price of $.66 per share, together with 125,000 warrants (the "A" warrants) to purchase 125,000 shares of Common Stock at $1.00 per share through December 31, 2007, for total proceeds to the Company of $132,000.

      In May, 2003, the Company issued $150,000 principal value of Convertible Notes, convertible into 225,000 shares of Common Stock at the price of $.66 per share on or prior to the maturity date of September 30, 2003.

         In May, 2003, the Company issued 100,000 warrants (the "A" warrants) to purchase 100,000 shares of Common Stock at $1.00 per Share through December, 2007, and 225,000 warrants (the "B" warrants) to purchase 225,000 shares of Common Stock at $.66 per Share through December, 2003.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us except that such indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

         Section  145  of  the  Delaware  General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of The Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

-------------------------------------------------------------------------------

Securities and Exchange Commission Filing Fee ....................$    150

*Accountants' fees and expenses.................................. $ 25,000

*Legal fees and expenses......................................... $ 25,000

*Miscellaneous................................................... $  7,500

Total............................................................ $ 57,150
--------------------------------------------------------------------------------


* Estimated for purposes of this filing.

         The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In May, 2003, the Company issued 100,000 warrants (the "A" warrants) to purchase 100,000 shares of Common Stock at $1.00 per Share through December, 2007, and 225,000 warrants (the "B" warrants) to purchase 225,000 shares of Common Stock at $.66 per Share through December, 2003.

      In May, 2003, the Company issued $150,000 principal value of Convertible Notes, convertible into 225,000 shares of Common Stock at the price of $.66 per share on or prior to the maturity date of September 30, 2003.

      In April and May, 2003, the Company issued 200,000 shares of Common Stock at the price of $.66 per share, together with 125,000 warrants (the "A" warrants) to purchase 125,000 shares of Common Stock at $1.00 per share through December 31, 2007, for total proceeds to the Company of $132,000. (See Note 13 - Subsequent Events)

      In December, 2002, the Company issued 750,000 Shares of Common Stock and 100,000 Shares of Series "A" Redeemable Preferred Stock to The Quigley Corporation as consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc.

         In November, 2002, the Company issued 1,915,000 Shares of Common Stock and 425,000 warrants (the "A" warrants) to purchase 425,000 shares of Common Stock at $1.00 per share through December 31, 2007, to officers, consultants and directors for formation services rendered to the Company valued at $50,000, the value ascribed to the services as the Company had yet to establish a market for the Company's common stock.

     The offers and sales of these securities were made in reliance on Section 4(2) of the Securities Act as well as Regulation "D', Section 504.

ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Following is a list of exhibits filed as part of this Registration on Form SB-2. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.

EXHIBIT NUMBER
REFERENCE                  DESCRIPTION

     (3a)                  Articles of Incorporation.

     (3b)                  By-laws.

     (4)                   Specimen of Common Stock certificate.

     (4a) Certificate of Designation of Series "A" Redeemable Preferred Stock issued to The Quigley Corporation.

     (5)                   Opinion of Robert Jaffe, Esq.

     (10a)                 Form of $150,000 Principal Value Convertible Note.

     (10b)                 Form of Common Stock Purchase Warrant.

     (10c) Warrant Agreement to purchase up to 325,000 shares of common stock issued to Goldstrand Investments, Inc.

     (10d) Sales Management and Service Agreement dated May 28, 2003 with Worldwide Health Resources, Inc.

     (10e)                 Lease Agreement Extracts

     (10f)                 Product License Agreement With Caribbean Pacific
                           International, Inc.

     (10g) Sale and Exchange Agreement with Suncoast Naturals, Inc. and Quigley Corp.

     (21)                  Subsidiaries

     (23)                  Consents of Experts and Counsel




*  The  above   referenced   exhibits  were  previously  filed  and  are  hereby
incorporated by reference.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided,  however,  that  paragraphs  (a)(1)(i)  and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 4th day of August, 2003.

                                                  SUNCOAST NATURALS, INC.

                                                  By: /s/ William J. Reilly
                                                     ----------------------
                                                  Name: William J. Reilly
                                                  Director and President



                                Power of Attorney

         Suncoast Naturals, Inc. and each of the undersigned do hereby appoint William J. Reilly, President and Thomas Hagan, Secretary, its or his true and lawful attorney to execute on behalf of Suncoast Naturals, Inc. and the undersigned any and all amendments to the registration statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC.

         Pursuant to the requirements of the Exchange Act, this Registration Statement has been signed below by the following persons on behalf of Invicta Corporation and in the capacities and on the dates indicated.

        Signature                      Title                     Date
        ---------                      -----                     ----

 /s/ William J. Reilly         President and Director      August 4, 2003
------------------------
 William J. Reilly

/s/ Thomas Hagan               Secretary and Director      August 4, 2003
------------------------
 Thomas Hagan

/s/ Sam Saliba                 Director                    August 4, 2003
------------------------
 Dr. Sam Saliba

/s/ Matthew Cohen              Director                    August 4, 2003
------------------------
Matthew Cohen